Exhibit 99.1

THIS MODIFICATION (“Agreement”), is by and between the undersigned parties and is entered into as of the date below, all with reference to the following:

RECITALS

Whereas, as of the close of December, 2011, Information Architects Corporation (IACH) entered into an agreement (the "Agreement"), December 30, 2011, to acquire certain interests in THE PAN AMERICAN FUND, LLC (A Florida Limited Liability Company) (Pan Am) from Wellesley Asset Secured Portfolio, Inc. (Wellesley);

Whereas, the parties have diligently attempted, the past weeks, to complete closing related matters including necessary filings, the parties believe, upon advice of counsel, that completion and closing should be delayed and modified since IACH would otherwise have less than 71 days to file necessary "Form 10" type information and audited financial statements; and

Whereas, the parties wish to modify their Agreement and act accordingly so that the consummation and closing of all matters and filings coincide as of the filing of Form 10 information and audited financial statements;

NOW THEREFORE, the parties hereto hereby represent, warrant, and covenant with and to each other and confirm all of the above and following to professionals, and others to whom it may concern, as follows:

1.   Modification.  The Agreement is hereby modified and the parties shall act accordingly so that the closing of the Agreement shall be as of such date that IACH files the necessary information and financials,  and pending same management, bank accounts, and assets, shall be maintained separate. The parties agree to cooperate to give legal and practical effect to the foregoing including to diligently cooperate with legal counsel, accountants and auditors as they are advised and is customary so that the filing and closing, aforementioned, shall occur within February, 2012; provided, however, though Mr. Burgess may remain, if he is inclined, as an officer and Director of IACH, he shall not act unless under the direction of the Board of Directors of IACH.

2.   Indemnification.  The parties agree to compensate and indemnify and hold harmless one another, as they may mutually agree but also to the extent a party suffers any loss due to a breach hereof by the other party, to the extent permitted by law.

3.  Misc.    A.

Gender.  Wherever the context shall require, all words herein in the  masculine gender shall be deemed to include the feminine or neuter gender, all singular words shall include the plural, and all plural shall include the singular.

B.

Severability.  If any provision hereof is deemed unenforceable by a court of competent jurisdiction, the remainder of this Modification, and the application of such provision in other circumstances shall not be affected thereby.

C.

Further Cooperation.  From and after the date of this Modification, each of the parties hereto agrees to execute whatever additional documentation or instruments as are necessary to carry out the intent and purposes of this Modification or to comply with any law.

D.

Waiver.  No waiver of any provision of this Modification shall be valid unless in writing and signed by the waiving party.

E.

Expenses.  Except as otherwise provided herein, or agreed in writing, each party hereto shall bear all expenses incurred by each such party in connection with this Modification and in the consummation of the transactions contemplated hereby and in preparation thereof.

F.

Modification.  This Modification may only be amended or modified at any time, and from time to time, in writing, executed by the parties hereto.

G.

Notices.  Any notice, communication, request, reply or advice (hereinafter severally and collectively called "Notice”) in this Modification provided or permitted to be given, shall be made or be served by delivering same by overnight mail or by delivering the same by a hand-delivery service, such Notice shall be deemed given when so delivered.

H.

Captions.  Captions herein are for the convenience of the parties and shall not affect the interpretation of this Modification.

I.

Counterpart Execution.  This Modification may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and this Modification may be executed by fax.

J.

Assignment.  This Modification is not assignable without the written consent of the parties.

K.

Parties in Interest.  Provisions of this Modification shall be binding upon and inure to the benefit of and be enforceable by the parties, their heirs, executors, administrators, other permitted successors and assigns, if any. Nothing contained in this Modification, whether express or implied, is intended to confer any rights or remedies under or by reason of this Modification on any persons other than the parties to it and their respective successors and assigns.

L.

Entire Modification.  This Modification constitutes the entire Modification and understanding of the parties on the subject matter hereof.

M.

Construction.  This Modification shall be governed by the laws of the State of Florida without reference to conflict of laws and the venue for any action, claim or dispute in respect of this Modification shall be such court of competent jurisdiction as is located in Broward County Florida as the sole venue. The parties agree and acknowledge that each has reviewed this Modification and the normal rule of construction that Modifications are to be construed against the drafting party shall not apply in respect of this Modification given the parties have mutually negotiated and drafted this Modification.

N.

Cooperation.  The parties hereto agree to cooperate with one another in respect of this Modification, including reviewing and executing any document  necessary for the performance of this Modification, to comply with law or as reasonably requested by any party hereto, or legal counsel to the parties hereto.

O.

Independent Legal Counsel.  The parties hereto agree that (i) they have retained the same legal counsel in connection with the preparation of this Modification and each waive any conflict of interest thereto, (ii) each has been advised of the importance of retaining legal counsel, and (iii) by the execution of this Modification, each party who has not retained or waived retaining  counsel except as otherwise stated above.

Date: January 31, 2012

INFORMATION ARCHITECTS CORP

By: /s/ Roland Breton

Roland Breton, President

WELLESLEY ASSET SECURED PORTFOLIO, INC

PAN AMERICAN FUND LLC

BY: /s/ Peter Burgess

Peter Burgess, Authorized Officer